Exhibit 99.1


ENGlobal (R)

                                                                  April 30, 2009

To Our Stockholders:

Despite the tough economic times that faced our country in the latter part of 2008, ENGlobal produced record results in terms of both revenue and profitability. Some highlights include:

     o Record $0.66 earnings per diluted share for the year, an increase of 47% over fiscal 2007
     o Record revenue for the year of $494 million, an increase of 36% over fiscal 2007
     o    Positive cash flow from operations of $8.4 million for the year
     o 97% of year-over-year revenue increase attributable to organic or non-acquisition growth
     o 13% year-over-year backlog increase at December 31, 2008, for a total backlog of $326 million

These results are unprecedented in ENGlobal's history, and especially impressive given that we almost reached the $500 million revenue mark. It's notable that our Company's year-over-year earnings growth of 47% exceeded our 36% revenue growth. All four operating segments participated in our positive results, as each of our segments, to varying degrees, grew its revenue and operating income. We would like to acknowledge the management and employees of ENGlobal for achieving these results, and commend them on their outstanding performance on behalf of our clients and stockholders.

Although ENGlobal continues to win contracts and our backlog increased slightly over 2007, we are certainly not immune to the current economic slowdown. We have seen a downward trend in billable hours for many of our operations thus far in 2009.

From an industry perspective, we perceive that midstream (pipeline) capital spending has been impacted, but to a lesser degree than downstream (refinery or petrochemical) spending. Certain refining and petrochemical clients currently seem to be taking a more aggressive approach to cutting their costs and capital spending. The general trend is toward project delays and deferrals, as opposed to outright project cancellations. It seems that spending by our clients is very much a function of their size and balance sheets. Larger self-funded clients appear to have been able to sustain their level of spending in early 2009. However, smaller operators typically require project financing, which has been unavailable. As a result, many of their projects have been delayed or cancelled.

Going forward, whether we see a greater amount of project activity and spending by our clients in the midstream and downstream sectors is likely to be a function of several factors, such as (1) higher commodity prices, (2) higher refining and petrochemical margins, and (3) availability of capital. For example, several clients have informally told us they expect to increase their spending in the latter part of the year, which is one indicator of an expected improving trend.

ENGlobal is fortunate not to have a majority of our work tied to large capital projects, as this area of our industry seems to be impacted the most. We recently prepared an internal analysis of our larger booked projects from early this year in order to assess the underlying drivers of recent new work. Although one month cannot be a leading indicator of the work we see ahead of us, current trends in the analysis showed that approximately 75% of anticipated 2009 revenue is likely to come from a variety of smaller sources, including:

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Letter to Stockholders
Page 2


     1. "Run and maintain" projects, such as small capital projects, alliance and ongoing maintenance work;
     2. Control system upgrades to retrofit obsolete distributed control system and analyzer equipment in process plants;
     3. Recovery efforts required as a result of hurricanes or other natural disasters; and
     4. Regulatory compliance, such as process safety management, pipeline integrity, and environmental mandates.

In summary, the results of our recent internal analysis are consistent with our long-term business mix, which trends toward smaller and recurring work.

Some of our biggest opportunities may come from a new set of clients in the alternative energy sector. To that end, ENGlobal has formed alliances with key alternative energy technology providers and project developers. If these potential projects are funded, ENGlobal would be positioned to support the design/construction and operation of multiple facilities. Two particular areas where we have alliances are: (1) the production of bio-diesel, and (2) various gasification technologies, such as the gasification of refuse derived fuel. In addition, the project plans are consistent with the Obama Administration's new energy policy, which provides significant support for all renewable and sustainable forms of energy.

As previously reported, ENGlobal is in the process of relocating our control systems fabrication shop to a larger, better equipped 80,000 square foot facility in Houston. This move is required due to the increased amount of work we have booked to fabricate remote instrument enclosures and analyzer systems. We have also now occupied a new 52,000 square-foot engineering and administration building in Beaumont. The Beaumont move consolidates space and provides for improved working conditions for the staff, which we anticipate will result in greater levels of efficiency. Most importantly for both facilities ~ we are delivering a statement to our clients that we are optimistic about our mid- to long-term prospects, and will continue to expand to meet their project needs.

In summary, 2008 offered excellent financial results. We are hopeful that the general economic environment for our business will improve throughout 2009.

On behalf of our Board of Directors and my 2,500 fellow employees - to whom we owe our success - thank you for your investment in ENGlobal.

Sincerely,

/s/ William A. Coskey
---------------------
William A. Coskey, P.E.
Chairman of the Board and Chief Executive Officer



Special Note Regarding Forward-looking Statements
-------------------------------------------------
Certain matters discussed in this letter constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates," and the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected. These include, but are not limited to, the factors discussed in the Company's Annual Report on Form 10-K that accompanies this letter.